Exhibit 99.1

13215 Bee Cave Pkwy, Suite B-300, Austin, TX 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES REPORTS THIRD QUARTER 2018 RESULTS

Net Income increases 88.0% to $34.2 million;

Adjusted FFO of $36.1 million, $0.35 per share;

Austin, Texas, October 30, 2018 --- Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the third quarter ended September 30, 2018.

“Our third quarter adjusted EBITDA and adjusted FFO per share results finished in line with our expectations despite some disruption from Hurricane Florence and softening of demand trends in September,” said Dan Hansen, the Company’s Chairman, President and Chief Executive Officer. “We continue to navigate through a challenging operating environment characterized by low RevPAR growth and rising operating costs pressuring profit margins.  However, we remain confident in the long-term prospects of our business given the progress we have made assembling a high-quality portfolio of geographically diverse assets with efficient operating models and our best-in-class operating platform.  Our recent purchase of the Residence Inn by Marriott Boston Watertown is a reflection of our unique ability to execute off-market, value-creating acquisitions in an otherwise difficult transaction environment and we continue to prioritize the thoughtful allocation of capital as a primary method of maximizing shareholder value,” commented Mr. Hansen.

Third Quarter 2018 Highlights

•	Net Income: Net income attributable to common stockholders increased to $34.2 million, or $0.33 per diluted share, compared with $18.2 million, or $0.17 per diluted share, in the same period of 2017.

•	Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) of $123.76 was unchanged from the same period in 2017. Pro forma average daily rate (“ADR”) grew to $155.66, an increase of 1.7 percent from the same period in 2017. Pro forma occupancy declined 1.6 percent to 79.5 percent.

•	Same-Store RevPAR: Same-store RevPAR decreased 0.3 percent to $122.54 from the same period in 2017. Same-store ADR increased 2.3 percent to $154.56 compared to the same period in 2017, which was offset by an occupancy decline of 2.6 percent to 79.3 percent.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA was $53.4 million, a decrease of 0.2 percent from the same period in 2017. Pro forma hotel EBITDA margin contracted by 87 basis points to 37.2 percent from 38.1 percent in the same period of 2017.

•	Adjusted EBITDAre: Adjusted EBITDAre increased 3.6 percent to $49.6 million from $47.8 million in the same period of 2017.

•	Adjusted FFO: Adjusted Funds from Operations (“AFFO”) decreased 1.4 percent to $36.1 million, or $0.35 per diluted share, from $36.7 million, or $0.35 per diluted share, in the same period of 2017.

•	Acquisitions: The Company acquired the 150-guestroom Residence Inn by Marriott Boston Watertown for a purchase price of $71.0 million, or an implied forward twelve-month capitalization rate of 8.1 percent.

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•	Dispositions: The Company sold four hotels containing 470 guestrooms for an aggregate sales price of $63.0 million, that resulted in an aggregate net gain on sale of $25.2 million. The aggregate sales price, plus estimated foregone capital expenditures, represents a capitalization rate of 7.7 percent.

The Company’s results for the three and nine months ended September 30, 2018 and 2017 are as follows:

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2018		2017	2018		2017

Net income attributable to common stockholders	$34,191		$18,190	$68,926		$76,845
Net income per diluted share	$0.33		$0.17	$0.66		$0.78
Total revenues	$142,340		$136,587	$434,761		$383,632
EBITDAre (1)	$48,595		$45,831	$149,311		$130,265
Adjusted EBITDAre (1)	$49,563		$47,831	$151,465		$135,669
FFO (1)	$34,548		$34,004	$102,419		$95,369
Adjusted FFO (1)	$36,126		$36,653	$109,700		$102,612
FFO per diluted share and unit (1)(2)	$0.33		$0.33	$0.98		$0.96
Adjusted FFO per diluted share and unit (1)(2)	$0.35		$0.35	$1.05		$1.04

Pro Forma (3)
RevPAR	$123.76		$123.74	$124.52		$122.78
RevPAR % change	0.0%			1.4%
Hotel EBITDA	$53,423		$53,515	$158,869		$158,756
Hotel EBITDA margin	37.2%		38.1%	37.4%		38.3%
Hotel EBITDA margin change	-87	bps		-89	bps

(1)	See tables later in this press release for a discussion and reconciliation of net income to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDAre, adjusted EBITDAre, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a reconciliation of operating income to hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release. Non-GAAP financial measures are unaudited.

(2)	Amounts are based on 104,230,000 weighted average diluted common shares and units and 104,149,000 weighted average diluted common shares and units for the three months ended September 30, 2018, and 2017, respectively, and 104,343,000 weighted average diluted common shares and units and 99,062,000 weighted average diluted common shares and units for the nine months ended September 30, 2018, and 2017, respectively. The Company includes the outstanding common units of limited partnership interests (“OP Units”) in Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company in the determination of weighted average diluted common shares and units because the OP Units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

(3)	Unless stated otherwise in this release, all pro forma information includes operating and financial results for 77 hotels owned as of September 30, 2018, as if each hotel had been owned by the Company since January 1, 2017. As a result, all pro forma information includes operating and financial results for hotels acquired since January 1, 2017, which includes periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

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Year-To-Date 2018 Highlights

•	Net Income: Net income attributable to common stockholders decreased to $68.9 million, or $0.66 per diluted share, compared with $76.8 million, or $0.78 per diluted share, in the same period of 2017.

•	Pro Forma RevPAR: Pro forma RevPAR increased 1.4 percent to $124.52 from the same period in 2017. Pro forma ADR grew to $157.39, an increase of 1.4 percent from the same period in 2017. Pro forma occupancy of 79.1 percent was unchanged.

•	Same-Store RevPAR: Same-store RevPAR increased 0.2 percent to $122.40 from the same period in 2017. Same-store ADR increased 1.7 percent to $154.99 compared to the same period in 2017, which was offset by an occupancy decline of 1.5 percent to 79.0 percent.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA was $158.9 million, an increase of 0.1 percent from the same period in 2017. Pro forma hotel EBITDA margin contracted by 89 basis points to 37.4 percent from 38.3 percent in the same period of 2017. Excluding the effect of a 7.8 percent increase in property taxes, pro forma hotel EBITDA margin contracted by 45 basis points to 37.8 percent.

•	Adjusted EBITDAre: Adjusted EBITDAre increased 11.6 percent to $151.5 million from $135.7 million in the same period of 2017.

•	Adjusted FFO: AFFO increased 6.9 percent to $109.7 million, or $1.05 per diluted share, from $102.6 million, or $1.04 per diluted share, in the same period of 2017.

•	Acquisitions: The Company acquired the 150-guestroom Residence Inn by Marriott Boston Watertown during the third quarter for a purchase price of $71.0 million at a forward twelve-month capitalization rate of 8.1 percent.

•	Dispositions: The Company sold eight hotels containing 910 guestrooms for an aggregate sales price of $106.8 million, or $117,400 per key. The eight properties were sold at a trailing capitalization rate of 7.7 percent and resulted in the realization of an aggregate net gain on sale of $42.6 million.

Acquisition Activity

On September 12, 2018, the Company completed the acquisition of the 150-guestroom Residence Inn by Marriott Boston Watertown for a purchase price of $71.0 million. Opened in August 2016, the hotel will have the highest absolute RevPAR and hotel EBITDA margin of any hotel within the Company’s portfolio and require very limited near-term capital expenditures. The Company estimates a capitalization rate of 8.1 percent based on management’s current estimate of the hotel’s forward twelve-month net operating income. Located in the emerging submarket of Watertown near Cambridge, along the Charles River in Boston and adjacent to the new mixed-use development known as “Arsenal Yards,” the Residence Inn by Marriott Boston Watertown is uniquely positioned to capture business from a large and diverse demand base. Prestigious universities such as Harvard, MIT, Boston University, Boston College, and Tufts University are within a few miles of the hotel and Kendall Square, Boston’s premier technology hub and home to technology giants Microsoft, Facebook, Google, and Amazon as well as small startups and biotech companies, is in close proximity as well.

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Disposition Activity

On July 24, 2018, the Company completed the sale of three hotels totaling 322 guestrooms for an aggregate sales price of $46.5 million. The three hotels sold included:

•	The 83-guestroom Hampton Inn & Suites Nashville-Smyrna

•	The 112-guestroom Hilton Garden Inn Nashville-Smyrna

•	The 127-guestroom Hyatt Place Phoenix-North

The sale of the three hotels resulted in an aggregate net gain of $23.0 million and generated a blended hold-period unlevered internal rate of return of 20.5%. The aggregate sales price of $46.5 million, plus estimated future capital improvements, represented a capitalization rate of 7.7 percent for the trailing twelve months ended June 30, 2018. The three hotels had an average RevPAR of $96.22 for the trailing twelve months ended June 30, 2018, which was 21% lower than the Company’s pro forma portfolio RevPAR of $122.13. The proceeds from these sales were used to complete a 1031 like-kind exchange for the acquisition of the Residence Inn by Marriott Boston Watertown during the third quarter.

On September 28, 2018, the Company sold the 148-guestroom Hyatt Place Fort Myers / at The Forum for a sales price of $16.5 million and realized a net gain of $2.2 million. The sales price of $16.5 million, plus estimated future capital improvements, represented a capitalization rate of 7.7 percent for the trailing twelve months ended June 30, 2018. Net proceeds from the transaction were used to repay a portion of the outstanding balance on the Company’s senior unsecured revolving credit facility.

Capital Improvements

The Company continually reinvests in its diversified portfolio of premium branded hotels to enhance the experience of today’s guests and strengthen the competitive position of the portfolio. During the three and nine months ended September 30, 2018, the Company invested $18.9 million and $49.5 million in capital improvements, respectively, and plans to invest an additional $10.0 to $15.0 million into various hotels during the fourth quarter of 2018.

Capital Markets & Balance Sheet

At September 30, 2018, the Company had the following:

•	Total outstanding debt of $974.0 million with a weighted average interest rate of 4.31 percent.

•	Undrawn availability on its senior unsecured revolving credit facility of $235.0 million.

•	Total net debt, which the Company defines as total outstanding debt less cash and cash equivalents, to trailing twelve-month pro forma adjusted EBITDAre of 4.7x.

At October 22, 2018, the Company had the following:

•	Total outstanding debt of $953.3 million with a weighted average interest rate of 4.35 percent.

•	Undrawn availability on its senior unsecured revolving credit facility of $255.0 million.

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Dividends

On October 26, 2018, the Company declared a quarterly cash dividend of $0.18 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The annualized dividend of $0.72 per common share and per common unit represents an annual dividend yield of 6.2 percent based on the October 29, 2018 closing stock price.

In addition, the Company declared a quarterly cash dividend of:

•	$0.403125 per share on its 6.45% Series D Cumulative Redeemable Preferred Stock.

•	$0.390625 per share on its 6.25% Series E Cumulative Redeemable Preferred Stock.

The common and preferred dividends are payable on November 30, 2018 to holders of record as of November 16, 2018.

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2018 Outlook

The Company is providing its outlook for the fourth quarter and full year 2018 based on its 77 hotels owned as of October 30, 2018. There are no future acquisitions, dispositions, or additional capital markets activities assumed in the Company’s outlook for the fourth quarter and full year 2018 beyond those previously mentioned.

FOURTH QUARTER 2018
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (77) [1]	$111.50	$114.00
Pro forma RevPAR growth (77) [1]	(3.00%)	(1.00%)
RevPAR (same-store 61) [2]	$109.25	$111.50
RevPAR growth (same-store 61) [2]	(3.00%)	(1.00%)
Adjusted FFO	$27,100	$30,300
Adjusted FFO per diluted unit [3]	$0.26	$0.29

FULL YEAR 2018
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (77) [1]	$121.25	$121.75
Pro forma RevPAR growth (77) [1]	0.25%	0.75%
RevPAR (same-store 61) [2]	$119.00	$119.50
RevPAR growth (same-store 61) [2]	(0.75%)	(0.25%)
Adjusted FFO	$136,700	$139,900
Adjusted FFO per diluted unit [3]	$1.31	$1.34
Capital improvements	$60,000	$65,000

(1)	As of October 30, 2018, the Company owned 77 hotels. Pro forma outlook information for the fourth quarter and full year 2018 includes operating estimates for 77 hotels as if each hotel had been owned since January 1, 2017.

(2)	As of October 30, 2018, the Company owned 61 same-store hotels. The same-store outlook information includes operating estimates for 61 hotels owned by the Company since January 1, 2017.

(3)	Assumes weighted average diluted common shares and units outstanding of 104,400,000 for the fourth quarter 2018 and 104,400,000 for the full year 2018.

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Third Quarter 2018 Earnings Conference Call

The Company will conduct its quarterly conference call on Wednesday, October 31, 2018, at 9:00 AM ET. To participate in the conference call, please dial 877-930-8101. The conference identification code for the call is 5070518. Additionally, a live webcast of the quarterly conference call will be available through the Company’s website, www.shpreit.com. A replay of the quarterly conference call webcast will be available until 12:00 PM ET Wednesday, November 7, 2018, by dialing 855-859-2056, conference identification code 5070518. A replay will also be available in the Investor Relations section of the Company’s website until January 31, 2019.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of October 30, 2018, the Company’s portfolio consisted of 77 hotels with a total of 11,659 guestrooms located in 26 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

(1) Includes all acquisitions and dispositions completed as of October 30, 2018.

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, EBITDAre, Adjusted EBITDAre, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Summit Hotel Properties, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Investment in hotel properties, net	$2,082,605	$2,059,492
Investment in hotel properties under development	-	23,793
Land held for development	2,942	2,942
Assets held for sale, net	1,193	1,193
Investment in real estate loans, net	29,387	12,356
Cash and cash equivalents	60,533	36,545
Restricted cash	31,567	29,462
Trade receivables, net	23,969	16,985
Prepaid expenses and other	6,254	9,454
Deferred charges, net	4,854	5,221
Other assets	19,627	12,431
Total assets	$2,262,931	$2,209,874
LIABILITIES AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$969,146	$868,236
Accounts payable	5,200	7,774
Accrued expenses and other	71,350	56,488
Total liabilities	1,045,696	932,498

Total stockholders' equity	1,214,516	1,274,502
Non-controlling interests in operating partnership	2,719	2,874
Total equity	1,217,235	1,277,376
Total liabilities and equity	$2,262,931	$2,209,874

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Summit Hotel Properties, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Room	$131,429	$127,246	$401,651	$358,110
Food and beverage	5,817	5,465	18,663	15,718
Other	5,094	3,876	14,447	9,804
Total revenues	142,340	136,587	434,761	383,632
Expenses:
Room	30,854	28,976	90,972	80,435
Food and beverage	4,684	4,444	14,790	12,277
Other hotel operating expenses	40,437	38,284	121,473	106,721
Property taxes, insurance and other	10,220	10,189	32,250	27,371
Management fees	4,188	4,177	14,928	13,969
Depreciation and amortization	24,941	23,594	75,141	62,052
Corporate general and administrative	4,852	4,550	17,079	14,998
Hotel property acquisition costs	-	-	-	354
Total expenses	120,176	114,214	366,633	318,177
Operating income	22,164	22,373	68,128	65,455
Other income (expense):
Interest expense	(10,848)	(7,768)	(30,579)	(21,486)
Gain on disposal of assets, net	24,826	7,725	42,114	43,531
Other income (expense), net	1,327	(116)	5,586	2,847
Total other income (expense)	15,305	(159)	17,121	24,892
Income from continuing operations before income taxes	37,469	22,214	85,249	90,347
Income tax benefit (expense)	532	231	120	(613)
Net income	38,001	22,445	85,369	89,734
Non-controlling interest in Operating Partnership	(100)	(55)	(204)	(289)
Net income attributable to Summit Hotel Properties, Inc.	37,901	22,390	85,165	89,445
Preferred dividends	(3,710)	(4,200)	(12,962)	(12,600)
Premium on redemption of preferred stock	-	-	(3,277)	-
Net income attributable to common stockholders	$34,191	$18,190	$68,926	$76,845
Earnings per share:
Basic	$0.33	$0.18	$0.66	$0.78
Diluted	$0.33	$0.17	$0.66	$0.78
Weighted average common shares outstanding:
Basic	103,666	103,253	103,603	98,105
Diluted	103,821	103,632	103,868	98,471
Dividends per share	$0.18	$0.17	$0.54	$0.50

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Summit Hotel Properties, Inc.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations

(Unaudited)

(In thousands except per share and unit amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$38,001	$22,445	$85,369	$89,734
Preferred dividends	(3,710)	(4,200)	(12,962)	(12,600)
Premium on redemption of preferred stock	-	-	(3,277)	-
Net income applicable to common shares and units	$34,291	$18,245	$69,130	$77,134
Real estate-related depreciation (1)	24,828	23,484	74,786	61,766
Amortization of lease-related intangible assets, net	255	-	617	-
Gain on disposal of assets, net	(24,826)	(7,725)	(42,114)	(43,531)
FFO applicable to common shares and common units	$34,548	$34,004	$102,419	$95,369
Amortization of deferred financing costs	497	539	1,495	1,553
Amortization of franchise fees (1)	113	110	355	286
Hotel property acquisition costs	-	-	-	354
Equity-based compensation	1,319	1,489	5,367	4,483
Debt transaction costs	48	23	265	180
Premium on redemption of preferred stock	-	-	3,277	-
Non-cash interest income (2)	(517)	-	(1,528)	-
Casualty losses (recoveries), net	118	488	(1,950)	387
AFFO applicable to common shares and common units	$36,126	$36,653	$109,700	$102,612
Weighted average diluted common shares/common units (3)	104,230	104,149	104,343	99,062
FFO per common share and unit	$0.33	$0.33	$0.98	$0.96
AFFO per common share and unit	$0.35	$0.35	$1.05	$1.04

(1)	The total of these line items represents depreciation and amortization as reported on the Company’s Condensed Consolidated Statements of Operations for the periods presented.

(2)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

(3)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Summit Hotel Properties, Inc.

Reconciliation of Net Income to Non-GAAP Measures – EBITDAre

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$38,001	$22,445	$85,369	$89,734
Depreciation and amortization	24,941	23,594	75,141	62,052
Amortization of lease-related intangible assets, net	255	-	617	-
Interest expense	10,848	7,768	30,579	21,486
Interest income	(92)	(20)	(161)	(89)
Income tax (benefit) expense	(532)	(231)	(120)	613
EBITDA	$73,421	$53,556	$191,425	$173,796
Gain on disposal of assets, net	(24,826)	(7,725)	(42,114)	(43,531)
EBITDAre	$48,595	$45,831	$149,311	$130,265
Equity-based compensation	1,319	1,489	5,367	4,483
Hotel property acquisition costs	-	-	-	354
Debt transaction costs	48	23	265	180
Non-cash interest income (1)	(517)	-	(1,528)	-
Casualty losses (recoveries), net	118	488	(1,950)	387
Adjusted EBITDAre (2)	$49,563	$47,831	$151,465	$135,669

(1)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

(2)	Adjusted EBITDAre is consistent with the Company’s presentation of Adjusted EBITDA in historical periods. Please see non-GAAP financial measures disclosure at the end of this release for additional detail.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Pro Forma Operating Data (1) (2)	2018	2017	2018	2017
Pro forma room revenue	$132,744	$130,707	$392,526	$384,863
Pro forma other hotel operations revenue	10,865	9,875	32,219	29,741
Pro forma total revenues	143,609	140,582	424,745	414,604
Pro forma total hotel operating expenses	90,186	87,067	265,876	255,848
Pro forma hotel EBITDA	$53,423	$53,515	$158,869	$158,756
Pro forma hotel EBITDA Margin	37.2%	38.1%	37.4%	38.3%

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$142,340	$136,587	$434,761	$383,632
Total revenues - acquisitions (1)	2,553	12,191	7,862	68,814
Total revenues - dispositions (2)	(1,284)	(8,196)	(17,878)	(37,842)
Pro forma total revenues	143,609	140,582	424,745	414,604

Hotel Operating Expenses:
Total hotel operating expenses	90,383	86,070	274,413	240,773
Hotel operating expenses - acquisitions (1)	1,089	6,593	3,547	40,533
Hotel operating expenses - dispositions (2)	(1,286)	(5,596)	(12,084)	(25,458)
Pro forma hotel operating expenses	90,186	87,067	265,876	255,848

Hotel EBITDA:
Operating income	22,164	22,373	68,128	65,455
Hotel property acquisition costs	-	-	-	354
Corporate general and administrative	4,852	4,550	17,079	14,998
Depreciation and amortization	24,941	23,594	75,141	62,052
Hotel EBITDA	51,957	50,517	160,348	142,859
Hotel EBITDA - acquisitions (1)	1,464	5,598	4,315	28,281
Hotel EBITDA - dispositions (2)	2	(2,600)	(5,794)	(12,384)
Pro forma hotel EBITDA	$53,423	$53,515	$158,869	$158,756

(1)	Unaudited pro forma information includes operating results for 77 hotels owned as of September 30, 2018, as if all such hotels had been owned by the Company since January 1, 2017. For hotels acquired by the Company after January 1, 2017 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from January 1, 2017, to the date the Acquired Hotels were purchased by the Company (the “Pre-acquisition Period”). The financial results for the Pre-acquisition Period were provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)	For hotels sold by the Company between January 1, 2017 and September 30, 2018 (the “Disposed Hotels”), the unaudited pro forma information excludes the financial results of each of the Disposed Hotels for the period of ownership by the Company from January 1, 2017 through the date that the Disposed Hotels were sold by the Company.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(Unaudited)

(Amounts in thousands, except operating metrics)

	2017		2018		Trailing Twelve
Pro Forma Operating Data (1) (2)	Q4	Q1	Q2	Q3	Months Ended Sept 30, 2018
Pro forma room revenue	$121,525	$123,127	$136,656	$132,744	$514,052
Pro forma other hotel operations revenue	9,973	10,218	11,135	10,865	42,191
Pro forma total revenues	131,498	133,345	147,791	143,609	556,243
Pro forma total hotel operating expenses	83,992	85,506	90,184	90,186	349,868
Pro forma hotel EBITDA	$47,506	$47,839	$57,607	$53,423	$206,375
Pro forma hotel EBITDA Margin	36.1%	35.9%	39.0%	37.2%	37.1%

Pro Forma Statistics (1) (2)
Rooms sold	804,355	784,494	856,660	852,779	3,298,288
Rooms available	1,056,344	1,033,380	1,046,262	1,072,597	4,208,583
Occupancy	76.1%	75.9%	81.9%	79.5%	78.4%
ADR	$151.08	$156.95	$159.52	$155.66	$155.85
RevPAR	$115.04	$119.15	$130.61	$123.76	$122.14

Actual Statistics
Rooms sold	835,078	840,173	908,357	855,950	3,439,558
Rooms available	1,097,576	1,101,780	1,114,542	1,082,225	4,396,123
Occupancy	76.1%	76.3%	81.5%	79.1%	78.2%
ADR	$145.88	$154.22	$154.84	$153.55	$152.19
RevPAR	$110.99	$117.60	$126.20	$121.44	$119.08

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$131,745	$140,199	$152,222	$142,340	$566,506
Total revenues from acquisitions (1)	7,287	2,038	3,271	2,553	15,149
Total revenues from dispositions (2)	(7,534)	(8,892)	(7,702)	(1,284)	(25,412)
Pro forma total revenues	131,498	133,345	147,791	143,609	556,243

Hotel Operating Expenses:
Total hotel operating expenses	84,831	89,812	94,218	90,383	359,244
Total hotel operating expenses from acquisitions (1)	4,221	1,144	1,314	1,089	7,768
Total hotel operating expenses from dispositions (2)	(5,060)	(5,450)	(5,348)	(1,286)	(17,144)
Pro forma total hotel operating expenses	83,992	85,506	90,184	90,186	349,868

Hotel EBITDA:
Operating income	18,440	18,534	27,430	22,164	86,568
Corporate general and administrative	4,599	6,607	5,620	4,852	21,678
Depreciation and amortization	23,875	25,246	24,954	24,941	99,016
Hotel EBITDA	46,914	50,387	58,004	51,957	207,262
Hotel EBITDA from acquisitions (1)	3,066	894	1,957	1,464	7,381
Hotel EBITDA from dispositions (2)	(2,474)	(3,442)	(2,354)	2	(8,268)
Pro forma hotel EBITDA	$47,506	$47,839	$57,607	$53,423	$206,375

(1)	Unaudited pro forma information includes operating results for 77 hotels owned as of September 30, 2018 as if all such hotels had been owned by the Company since October 1, 2017. For hotels acquired by the Company after October 1, 2017 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from October 1, 2017 to the date the Acquired Hotels were purchased by the Company (the “Pre-acquisition Period”). The financial results for the Pre-acquisition Period were provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)	For hotels sold by the Company between October 1, 2017 and September 30, 2018 (the “Disposed Hotels”), the pro forma information excludes the financial results of each of the Disposed Hotels for the period of ownership by the Company from October 1, 2017 through the date that the Disposed Hotels were sold by the Company.

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Summit Hotel Properties, Inc.

Pro Forma and Same-Store Data

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Pro Forma (77) ¹
Rooms sold	852,779	853,655	2,493,933	2,479,266
Rooms available	1,072,597	1,056,344	3,152,239	3,134,583
Occupancy	79.5%	80.8%	79.1%	79.1%
ADR	$155.66	$153.11	$157.39	$155.23
RevPAR	$123.76	$123.74	$124.52	$122.78

Occupancy change	-1.6%		0.0%
ADR change	1.7%		1.4%
RevPAR change	0.0%		1.4%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Same-Store (61) ¹
Rooms sold	649,017	665,560	1,917,703	1,945,638
Rooms available	818,616	817,880	2,428,434	2,426,967
Occupancy	79.3%	81.4%	79.0%	80.2%
ADR	$154.56	$151.11	$154.99	$152.43
RevPAR	$122.54	$122.97	$122.40	$122.20

Occupancy change	-2.6%		-1.5%
ADR change	2.3%		1.7%
RevPAR change	-0.3%		0.2%

(1)	Unaudited pro forma information includes operating results for 77 hotels owned as of September 30, 2018, as if each hotel had been owned by the Company since January 1, 2017. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

(2)	Same-store information includes operating results for 61 hotels owned by the Company as of January 1, 2017, and at all times during the three months and nine months ended September 30, 2018, and 2017.

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Summit Hotel Properties, Inc.
Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations for Financial Outlook

(Unaudited)

(Amounts in thousands except per share and unit)

	For the Three Months Ending December 31, 2018		For the Year Ending December 31, 2018
	Low	High	Low	High
Net income	$2,900	$6,100	$88,300	$91,500
Preferred dividends	(3,700)	(3,700)	(16,700)	(16,700)
Premium on redemption of preferred stock	-	-	(3,300)	(3,300)
Net income applicable to common shares and units	(800)	2,400	68,300	71,500
Real estate-related depreciation	26,600	26,600	101,200	101,200
Amortization of lease-related intangible assets, net	100	100	700	700
Gain on disposal of assets, net	(200)	(200)	(42,300)	(42,300)
FFO applicable to common shares and common units	25,700	28,900	127,900	131,100
Amortization of deferred financing costs	500	500	2,000	2,000
Amortization of franchise fees	100	100	500	500
Equity based compensation	1,300	1,300	6,700	6,700
Debt transaction costs	-	-	300	300
Premium on redemption of preferred stock	-	-	3,300	3,300
Non-cash interest income	(500)	(500)	(2,000)	(2,000)
Gain from casualty settlement and recoveries, net	-	-	(2,000)	(2,000)
AFFO applicable to common shares and common units	$27,100	$30,300	$136,700	$139,900
Weighted average diluted common shares/common units (1)	104,400	104,400	104,400	104,400
FFO per common share and common unit	$0.25	$0.28	$1.23	$1.26
AFFO per common share and common unit	$0.26	$0.29	$1.31	$1.34

(1)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Non-GAAP Financial Measures

We report certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by Generally Accepted Accounting Principles ("non-GAAP"). These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre and hotel EBITDA. We caution investors that amounts presented in accordance with our definitions of FFO and EBITDAre may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by Generally Accepted Accounting Principles ("GAAP") such as net income (loss).

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by Nareit, FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash interest income and non-cash income tax related adjustments to our deferred tax asset. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO excludes depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of corporate depreciation and amortization expense. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Where indicated in this release, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

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EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA

EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management team also uses EBITDA as one measure in determining the value of acquisitions and dispositions.

EBITDAre and Adjusted EBITDAre

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income (“NOI”) to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis to measure the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as net income or loss, excluding: (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) loss and gains on disposition of property, (v) impairment and (vi) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

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Hotel EBITDA

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, EBITDAre adjusted EBITDAre, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA, EBITDAre, adjusted EBITDAre and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) and operating income (loss).

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